Exhibit 99.2

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of July 31, 2020, by and between James E. Besser, Morgan C. Frank, Manchester Management Company, LLC, Manchester Explorer, L.P., and JEB Partners, L.P. (collectively, the “Sellers”), and Zulu Holdings LLC (the “Buyer”).

WHEREAS, the Sellers have heretofore acquired 4,285,717 shares of the common stock, par value $0.01 per share (the “Shares”), of Zoom Telephonics, Inc. (the “Company”); and

WHEREAS, the Sellers desire to sell the Shares to the Buyer, and the Buyer desires by buy the Shares, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for such other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF SHARES

1.1.          Sale of Shares.  Upon the terms and subject to the conditions of this Agreement, the Sellers shall transfer, assign, set over and deliver to the Buyer, and the Buyer shall purchase from the Sellers, all of the Sellers’ right, title and interest in and to the Shares. The purchase and sale of the Shares shall take place on August 3, 2020 or on such other date as the Buyer and the Sellers shall mutually agree (the “Closing Date”). The Buyer and the Sellers shall each take such actions and execute such documents as may be reasonably required to effect the purchase and sale of the Shares as contemplated by this Agreement.

1.2          Purchase Price.  The purchase price for the Shares shall be in an amount equal to U.S.$1.95 for each Share totaling U.S.$8,357,148.15 (the “Purchase Price”).

ARTICLE II

REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE SELLERS

The Sellers hereby represent and warrant to, and agree with, the Buyer, as of the date hereof and as Closing Date, as follows:

2.1          Capacity; Authority; Validity.  The Sellers have all necessary capacity, power and authority to enter into this Agreement and to perform all the obligations to be performed by the Sellers hereunder; this Agreement and the consummation by the Sellers of the transactions contemplated hereby has been duly and validly authorized by all necessary action of the Sellers; this Agreement has been duly executed and delivered by the Sellers; and assuming the due execution and delivery of this Agreement by the Buyer, this Agreement constitutes the legal, valid and binding obligation of the Sellers enforceable against the Sellers in accordance with its terms.

2.2          Title to Shares. The Sellers are the sole owners of, and have good, valid and marketable title to, the Shares, free and clear of any lien, pledge, claim, security interest, encumbrance or charge of any kind (together, “Lien”).  Other than as contemplated by this Agreement, the Sellers shall not sell, assign, or otherwise transfer all or any portion of their right, title and interest in and to the Shares, or create, incur, assume or permit to exist any Lien on the Shares.

2.3          No Violation of Law or Agreement.  Neither the execution and delivery of this Agreement by the Sellers, nor the consummation of the transactions contemplated hereby by the Sellers, will violate any judgment, order, writ, decree, law, rule or regulation or agreement applicable to the Sellers or create any Lien over the Shares.

ARTICLE III

Representations and Warranties of the Buyer.  The Buyer represents and warrants to the Sellers that:

3.1          Capacity; Authority; Validity.  The Buyer has all necessary capacity, power and authority to enter into this Agreement and to perform all the obligations to be performed by the Buyer hereunder; this Agreement and the consummation by the Buyer of the transactions contemplated hereby has been duly and validly authorized by all necessary action of the Buyer; this Agreement has been duly executed and delivered by the Buyer; and assuming the due execution and delivery of this Agreement by the Sellers, this Agreement constitutes the legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms.

MISCELLANEOUS

4.1          Assignment.  This Agreement shall not be assigned by either party without the consent of the other party hereto.

4.2          Entire Agreement.  This Agreement, together with that certain letter agreement between the Buyer and Manchester Management Company, LLC dated July 17, 2020, constitutes the entire agreement by the parties hereto and supersedes any other agreement, whether written or oral, that may have been made or entered into between them relating to the matters contemplated hereby.

4.3          Amendments and Waivers.  This Agreement may be amended, modified, superseded, or canceled, and any of the terms, representations, warranties or covenants hereof may be waived, only by written instrument executed by both of the parties hereto or, in the case of a waiver, by the party waiving compliance.

4.4          Captions; Counterparts, Execution.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.  This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

4.5          Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New Hampshire without regard to conflicts of laws principles.

IN WITNESS WHEREOF, The Buyer and the Sellers have caused this Agreement to be duly executed as of the date first above written.

SELLERS

Manchester Management Company, LLC

By:/s/ James E. Besser
Name: James E. Besser Title: Managing Member

Manchester Explorer, L.P.

By:/s/ James E. Besser
Name: James E. Besser Title: Managing Member of the General Partner

JEB Partners, L.P.

By:/s/ James E. Besser
Name: James E. Besser Title: Managing Member of the General Partner

/s/ James E. Besser
James E. Besser

/s/ Morgan C. Frank
Morgan C. Frank

BUYER

Zulu Holdings LLC By: Orbit Group LLC, its Manager

By: /s/ Jeremy P. Hitchcock
Name: Jeremy P. Hitchcock Title: Manager